INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Form 8-K of Washington Real Estate Investment Trust ("WRIT") or our report dated October 15, 1999, relating to the audited historical summary of gross income and direct operating expenses of Avondale Apartments for the year ended December 31, 1998, and of our reports dated November 11, 1999, relating to the audited historical summary of gross income and direct operating expenses of 600 Jefferson Plaza and 1700 Research Boulevard for the year ended December 31, 1998. We also consent to the incorporation by reference of our reports in WRIT's Forms S-3 Number 333-23157 dated March 12, 1997 and Number 333-81913 dated June 30, 1999. In WRIT's Forms S-8 Number 33-63671 dated October 25, 1995, post effectively amended July 25, 1998 and Number 333-48081 dated March 17, 1998, and in WRIT's Form S-4 Number 333-48293 dated March 20, 1998.


STOY, MALONE & COMPANY, P.C.

Bethesda, Maryland
November 24, 1999